                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT



        This Asset Purchase Agreement ("Agreement") is entered into as of February 3, 1999 (the "Effective Date"), by and between Corsair Communications, Inc., a Delaware corporation ("Corsair"), Subscriber Computing, Inc., a Delaware corporation and a wholly-owned subsidiary of Corsair ("Subscriber" and together with Corsair, the "Seller"), Wireless Billing Systems, a California corporation ("Buyer"), and Avery Communications, Inc., a Delaware corporation ("Avery") with respect to Article 11 hereof only, with reference to the following facts:

        WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain assets of Seller on the terms and subject to the conditions of this Agreement.

        WHEREAS, Corsair is the parent company of Subscriber, and is interested in and benefits from the transactions described in this Agreement.

        WHEREAS, Avery is interested in and benefits from the transactions described in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premise and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE 1
                      PURCHASE AND SALE OF SELECTED ASSETS

        1.1 Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (as defined in Section 10.1 below), Seller shall sell, transfer, assign and deliver to Buyer and Buyer shall purchase, accept and acquire from Seller, all of Seller's right, title and interest in and to (i) the software programs set forth in Schedule A attached hereto (the "Software"), including the source code and object code versions thereof, (ii) the intellectual property rights described in Schedule B attached hereto (the "Intellectual Property"), (iii) the contracts and other commitments described in Schedule C attached hereto (the "Contracts"), (iv) certain of the plant, property and equipment set forth in Schedule D attached hereto (the "Physical Assets") (v) all accounts receivable reflected on the Closing Balance Sheet (as defined in Section 2.3) and (vi) all technical, financial, accounting and business records of Seller specifically related to the assets acquired by Buyer as set forth in items (i) through (iv) above other than Seller's corporate records, tax records and other documents necessary for the maintenance of Seller's corporate structure (the "Records" and, together with the Software, the Intellectual Property, the Contracts and the Physical Assets, the "Assets"), as the same shall exist on the Closing Date. On the Closing Date, Seller shall execute and deliver to Buyer: (i) the Bill of Sale (the "Bill of Sale") in the form attached hereto as Exhibit A, (ii) the Assignment and Assumption Agreement (the "Assignment Agreement") in the form attached hereto as Exhibit B, (iii) the Assignment of Patents, the Trademark Assignments and the Copyright Assignment (collectively, the "Intellectual Property Assignments"), in the forms attached hereto as Exhibits C, D and E, respectively (iv) the Sublease (the "Sublease") in the form attached hereto as Exhibit F (together with all exhibits and schedules attached thereto, the "Conveyance Documents") and (v) the Cross-Services Agreement in the form attached hereto as Exhibit G. Seller shall simultaneously take all additional steps and execute all additional documents and instruments as are contemplated herein for the transfer of Seller's right, title and interest in and to the Assets to Buyer. Buyer shall have the right to contact those employees of Seller whose names are set forth on Schedule E attached hereto (the "Employees").

        1.2 Non-Assignment of Certain Contracts. Schedule F attached hereto lists certain of the Contracts that are nonassignable or require the consent of a third-party prior to assignment (the "Restricted Contracts"). Notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign the Restricted Contracts if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, that in each such case, Seller shall use its reasonable and good faith efforts to obtain the consent of such other party to an



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

assignment to Buyer. If such consent is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits under any such Restricted Contract.

        1.3 Physical Assets. Until March 31, 1999, Buyer may use any of the Physical Assets that it selects. On March 31, 1999, Buyer shall inform Seller which Physical Assets it intends to acquire, and shall return all other Physical Assets to Seller. At such time, Seller shall inform Buyer whether any of the Physical Assets Buyer intends to acquire are subject to an equipment lease or other encumbrance. Buyer shall then have the option to return the encumbered Physical Assets to Seller or to request Seller to, and upon such request Seller agrees to, use reasonable good faith efforts to obtain all necessary third-party consents, if any, required to transfer the Physical Assets to Buyer free and clear of any encumbrances or to assign the equipment lease or encumbrance to Buyer. All Physical Assets Buyer does not return to Seller in the same condition as such Physical Assets were received by Buyer, subject to normal wear and tear, shall be deemed to be Physical Assets acquired by Buyer pursuant to this Agreement. In addition, all Physical Assets that Buyer returns to Seller subject to a lien or encumbrance created by Buyer shall be deemed to be Physical Assets acquired by Buyer pursuant to this Agreement.

        1.4 Assumed Liabilities. Buyer hereby agrees to assume, satisfy and perform when due all liabilities and obligations of the Seller arising from and after the Closing Date (other than any undisclosed liability or obligation for a breach or default which occurred prior to the Closing Date) related to the Assets (the "Assumed Liabilities"). Except for the Assumed Liabilities, Buyer shall not, by the execution, delivery and performance of this Agreement, assume or otherwise be responsible for any liability or obligation of any nature of Seller.

        1.5 License from Seller to Buyer. On the Closing Date, Seller hereby grants to Buyer, and Buyer hereby agrees to accept, to the extent Seller has the right to grant such, a nonexclusive, irrevocable, transferable, fully paid- up and royalty free, worldwide right and license, including the right to sublicense to others, to use, execute, modify, prepare derivatives of, distribute, display and reproduce the object code and source code for the software program IMR, in both its Dos and Unix versions, in the field of telecommunications.

        1.6 License from Buyer to Seller. On the Closing Date, Buyer hereby grants to Seller, and Seller hereby agrees to accept, a nonexclusive, irrevocable, fully paid-up and royalty free, worldwide right and license, including the right to sub-license to others, to make, have made, use, sell, practice and have practiced the inventions recited in United States Patent Numbers 5,148,472 and 5,291,543.


                                    ARTICLE 2
                                  CONSIDERATION

        2.1 Consideration. As a material inducement to Buyer's execution of this Agreement, Seller shall deliver $1,000,000 in cash to Buyer at the Closing (the "Purchase Price").

        2.2 Allocation of Aggregate Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in the Adjusted Closing Balance Sheet (as defined in Section 2.3(a) below), which allocation the parties agree are in compliance with Section 1060 of the Internal Code and Regulations. Buyer and Seller agree (i) to report the sale of the Assets for federal and state tax purposes in accordance with the allocations set forth in the Adjusted Closing Balance Sheet and (ii) not to take any position inconsistent with such allocations on any of their respective tax returns.

        2.3 Closing Balance Sheet Adjustment.

               (a) On or prior to February 15, 1999, Seller shall cause to be prepared and shall deliver to Buyer a balance sheet of the Assets and Assumed Liabilities as of the close of business on January 31, 1999 (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied in a manner consistent with that utilized in preparing the balance sheet dated November 30, 1998, a copy of which is attached hereto as Schedule G, except that the Closing Balance Sheet shall not include any reserves against the Accounts Receivable. On or prior to April 15, 1999, Seller with assistance and cooperation of Buyer shall adjust items stated in the Closing Balance Sheet to reflect the following as of March 31,



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1999 (the "Adjustment Date"): (i) any increase or decrease in the Plant,
Property and Equipment required to reflect the actual book value of the Physical Assets acquired by Buyer hereunder; (ii) a decrease in accounts receivable resulting from the return of any uncollected Accounts Receivable by Buyer to Seller on the Adjustment Date and (iii) a decrease in Deferred Revenues if and to the extent any prepayments made to Seller have been returned by Seller to customers at the reasonable request of Buyer on or prior to the Adjustment Date (the Closing Balance Sheet, as adjusted by the foregoing, to be referred to herein as the "Adjusted Closing Balance Sheet"). For purposes of the adjustments contemplated in the Adjusted Closing Balance Sheet the unpaid balance of each customer's Accounts Receivable shall be applied to such customer's Account Receivable according to the customer's remittance advice. Following the Adjustment Date any unpaid Accounts Receivable with respect to which an adjustment pursuant to item (ii) of this Section 2.2(a) has or will be made shall be assigned by Buyer to Seller (the "Unpaid Accounts Receivable"). Any amounts received as payments by Buyer with respect to an Unpaid Accounts Receivable shall be held by Buyer as custodian for Seller and, further, shall be paid by Buyer to Seller within ten (10) business days of the end of each calendar month, commencing with the first calendar month ending after the Adjustment Date. Buyer shall provide reasonable assistance to Seller in attempting to collect the Unpaid Accounts Receivable.

               (b) If Buyer does not dispute the amounts set forth in the Adjusted Closing Balance Sheet, the Adjusted Closing Balance Sheet shall be conclusive. If Buyer disputes any amount set forth in the Adjusted Closing Balance Sheet, Buyer shall so notify Seller in writing (specifying its objections and the reasons therefor in reasonable detail) within thirty (30) days following receipt thereof and the parties shall use all reasonable efforts to resolve any such disputes. If any such dispute cannot be promptly resolved (but in any event within thirty (30) days after submission of the written objections of Buyer, the parties agree that they will submit the matter to the office of JAMS/Endispute located in Irvine, California (or, if none, then the office of JAMS/Endispute located closest to Irvine, California) to be arbitrated by a single arbitrator to be mutually selected by the parties. The resolution of the dispute will be paid one-half by Seller and one-half by Buyer. The Adjusted Closing Balance Sheet and the information set forth thereon, as finally determined pursuant to this Section 2.2(b), is hereinafter referred to as the "Final Adjusted Closing Balance Sheet."

               (c) In the event the Net Asset Value set forth in the Final Adjusted Closing Balance Sheet is negative, Seller shall be liable to pay over to Buyer an amount in cash equal to amount by which such Net Asset Value is negative. In the event that the Net Asset Value set forth in the Final Adjusted Closing Balance Sheet is positive, Buyer shall execute a secured promissory note ("Note") in favor of Seller in the principal amount by which the Net Asset Value is positive in the form attached hereto as Exhibit H and a related security agreement ("Security Agreement") in the form attached hereto as Exhibit I.

               (d) Any payment required to be made under Sections 2.2(c) and 2.2(d) shall be made within thirty (30) days after the determination thereof.

        2.4 Additional Payment. Within thirty (30) after the determination of the Final Adjusted Closing Balance Sheet, Seller shall fund a loan to Buyer in the amount of $200,000. In connection with this loan, Buyer shall execute and deliver to Seller a Note in favor of Seller in the principal amount of $200,000 in the form attached hereto as Exhibit H and a Security Agreement in the form attached hereto as Exhibit I.

        2.5 Consent to Assignment. If *** is *** to *** the *** *** of the agreement dated *** , between *** , as previously amended, to either *** or *** of the date of this Agreement, then *** shall *** an *** within thirty (30) days following the *** of such *** . Buyer shall provide Seller with reasonable assistance, as requested by Seller and shall execute all documents reasonably requested by Seller, in furtherance of *** the *** .

        2.6   Additional Consideration.

               (a) Buyer shall deliver to Seller on February 15, 2000 (the "Payment Date"), *** of the amount, if any, by which its, together with its successors or assigns, gross revenues recognized ***.



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during the period beginning on the Closing Date through December 31, 1999 (the
"Initial Year"), as determined in accordance with generally accepted accounting principles ("gaap"), ***. In no event shall the amount paid by Buyer to Seller pursuant to this Section 2.6(a) *** .

               (b) Buyer shall deliver to Seller on the Payment Date, *** of the amount, if any, by which its, together with its successors or assigns, gross revenues recognized from *** , during the Initial Year, as determined in accordance with gaap, *** . In no event shall the amount paid by Buyer to Seller pursuant to this Section 2.6(b) *** .

               (c) Buyer agrees to make and maintain such books, records and accounts as are reasonably necessary to verify the payments due Seller under this Section 2.6. At Seller's sole expense, an independent certified public accountant, selected by Seller and reasonably acceptable to Buyer, may, upon reasonable notice and during normal business hours, inspect only those records of Buyer on which the payments to Seller under this Section 2.6 are based. Buyer's determination of the payments due Seller under this Agreement will be deemed conclusive unless, within six (6) months from the Payment Date, Seller notifies Buyer in writing of any error in such payments. If any audit hereunder reveals that Buyer has failed properly to account for and pay amounts owing to Seller hereunder, and the amount of any payments which Buyer has failed properly to account for and pay exceeds, $5,000, Buyer shall reimburse Seller for the cost of the accountant. Buyer shall also, within thirty (30) days after notification by Seller, pay to Seller any amounts shown as due under such audit.


                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                            OF CORSAIR AND SUBSCRIBER

        Seller has delivered to Buyer the disclosure schedule attached hereto as Schedule H (the "Disclosure Schedule"). The section numbers in the Disclosure Schedule correspond to the section numbers in this Article 3; however, any information specifically described in one section of the Disclosure Schedule shall be deemed to constitute an exception to all other sections to which such description applies where such application can reasonably be ascertained from such description. Except as set forth in the Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the Closing Date as follows:

        3.1 Corporate Organization. Corsair is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. Subscriber is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

        3.2 Authorization. The execution, delivery and performance by Seller of this Agreement, the Conveyance Documents and all other documents and instruments contemplated hereby, referenced herein or executed in connection herewith (the "Related Documents"), and the consummation by Seller of the transactions contemplated hereby and therein, have been duly authorized and approved by all necessary corporate proceedings of Corsair and Subscriber. This Agreement, each Conveyance Document and each Related Document have been duly executed and delivered by Seller, and each constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors' rights and equitable principles.

        3.3 Title; Condition of Physical Assets. Except as set forth in the Disclosure Schedule, Seller has good and marketable title to all of the Physical Assets, free and clear of all mortgages, pledges, charges, claims or restrictions of any kind or character. The Physical Assets are in good condition with no material defects, excepting normal wear and tear.

        3.4 No Violation. The execution, delivery and performance of this Agreement, the Conveyance Documents and the Related Documents by Seller will not (whether with or without notice and/or the lapse of time) result in a breach or violation of, or constitute a material default under, Corsair's or Subscriber's Certificate of



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Incorporation, Bylaws or any material agreement to which Seller is a party or by which Seller is bound, and will not be in violation of any statute, judgment, order, rule or regulation in effect at the Closing Date of any court or federal, state or other regulatory authority or governmental body having jurisdiction over Seller or the Assets to the extent that a violation of such statute, judgment, order or regulation would have a material adverse effect on the value of the Assets. Neither Corsair nor Subscriber is a party to, subject to or bound by any agreement or judgment, order, writ, injunction or decree of any court or federal, state or other regulatory or governmental body that prevents or impairs the consummation of the transactions contemplated by this Agreement, the Conveyance Documents or the Related Documents or the rights of the Buyer hereunder and thereunder.

        3.5 Governmental Authorities. Neither Corsair nor Subscriber is required to submit any notice, report or other filing to any governmental or regulatory authority, nor is any consent, approval or authorization of any governmental or regulatory authority required to be obtained in connection with the consummation of the transactions contemplated hereby.

        3.6 Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or overtly threatened against or affecting any of the Assets, Assumed Liabilities, or the consummation of the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality, domestic or foreign. No governmental or regulatory authority, agency or instrumentality has at any time challenged or questioned the legal right of Seller to sell any products and services relating to the Assets. The Disclosure Schedule contains a list and brief description of all claims, actions, litigation, suits, proceedings or investigations relating to any of the Assets, Assumed Liabilities, or the consummation of the transactions contemplated hereby, which resulted in a judgment, settlement, compromise, release, payment or award of any nature.

        3.7 Contracts. A true copy of each Contract, including any amendments related thereto that are legally binding, and all other agreements, instruments, commitments, contracts or other obligations of any type to which Corsair or Subscriber is a party or is bound relating in any way to the Assets, or to which the Assets are subject (collectively, the "Relevant Contracts") has been provided to Buyer's counsel prior to Closing and an accurate listing of same has been set forth in the Disclosure Schedule. All Relevant Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms; all parties to such Relevant Contracts are in compliance with the provisions thereof; no such party is in default under any of the terms thereof and no event has occurred that (with the passage of time and/or the giving of notice) would constitute a default by any party under any provision thereof.

        3.8 Compliance with Law. Seller is, in connection with the ownership and use of the Assets and the Assumed Liabilities, in compliance with all applicable foreign, federal, state or local laws, statutes, rules, regulations, ordinances, codes, orders, licenses, franchises, permits, authorizations and concessions, the failure with which to comply would have or would reasonably be expected to have a material adverse effect on the value of the Assets or the Assumed Liabilities.

        3.9 Licenses, Permits and Authorizations. The Disclosure Schedule contains a list of all approvals, authorizations, consents, licenses, franchises, orders and other permits of, and filings with, any governmental authority, whether foreign, federal, state or local, which are required in connection with the ownership, handling, use, sale or possession of the Assets, the noncompliance with which would have a material adverse effect on Buyer or the Assets.

        3.10 Intellectual Property and Software. All title and ownership in the Intellectual Property and Software is, and upon the consummation of the transactions contemplated by this Agreement and the Conveyance Documents will be exclusively vested in Buyer free of any equities, claims, liens, encumbrances or restrictions of whatever nature and Seller has not granted any license or right thereto to others except in the ordinary course of business. Seller has not sold, licensed or otherwise disposed of any right, title or interest to the Software since June 21, 1998, except in the ordinary course of business. Except for a customer or related escrow arrangement referenced in Schedule C, Seller has not disclosed or otherwise transferred Software source code to any third party. Further, Seller is not aware of any third party infringement of the Intellectual Property.



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        3.11 Employees. Seller is, with respect to the employees listed in
Schedule E (the "Employees"), in compliance in all material respects with all applicable laws relating to the employment of labor including those related to wages, hours, collective bargaining and discrimination. There are no collective bargaining agreements applicable to any of the Employees. Except as set forth in the Disclosure Schedule and in any offer of employment letter issued in the ordinary course (which does not create any contractual liability to maintain employment), none of the Employees has any written employment agreement with Seller. Each of the Employees is subject to a confidentiality agreement with the Seller.

        3.12 Premise Subleased to Buyer. The lease of Seller (the "Seller's Lease") for the premises subleased to Buyer (the "Buyer's Premises") pursuant to the Sublease is in full force and effect, without any claim of default by the landlord having been received by Seller hereunder. There is no existing material violation of any occupancy permit or of the zoning laws, building codes or health and safety laws in respect of Seller's improvements in the Buyer's Premises. Seller has not given notice to the landlord of the Seller's Lease of the exercise of any termination right under the Seller's Lease which would result in the early termination of the Seller's Lease after the Closing Date.

        3.13 Tax Matters. All taxes, including without limitation income, property, sales, use, franchise, added value, imposed by the United States or by any foreign country or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, which are due or payable by Seller in connection with the transfer of the Assets or the Assumed Liabilities, and all interest and penalties thereon, whether disputed or not, have been or will be paid in full; all tax returns required to be filed in connection therewith have been or will be accurately prepared and duly and timely filed or will be so filed after the Closing Date if due thereafter; and all deposits required by law to be made by Seller have been or will be duly made. Nothing in this Section shall be construed as limiting Corsair's or Subscriber's right to dispute taxes levied upon it.

        3.14 Environmental and Safety Matters. Seller's operation of the Assets has been in material compliance with, and Seller has complied in all material respect with all, and are not in violation of any, applicable United States federal, state and local laws, ordinances, regulations and orders relating to environmental matters (collectively, "Environmental Laws"), including, but not limited to, matters related to air pollution, water pollution, on-site or off-site hazardous substance handling, discharge, disposal or recovery, toxic or hazardous substances or materials, asbestos, PCBs, employee safety, and transportation or shipping safety, and, no notice of violation of any such statutes, laws, ordinances, regulations and orders with respect thereto have been received by Seller, nor is any such notice threatened.

        3.15 Disclosure; No Misstatements. Neither this Agreement, the Conveyance Documents, nor to Corsair's knowledge any other document, certificate or written statement referenced in this Agreement or the Conveyance Documents, in connection herewith or therewith, contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof or thereof.


                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to the Seller as follows:

        4.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder.

        4.2 Authority Relative to Agreement. The execution, delivery and performance of this Agreement, the Conveyance Documents and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and therein, have been duly and validly authorized and approved by all necessary corporate action of Buyer. This Agreement, the Conveyance Documents and the Related Agreements have been duly executed and delivered and constitute the legal, valid and binding obligations of Buyer, each enforceable in



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accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditor's rights and equitable principles.

        4.3 No Conflict with Other Instruments or Agreements. The execution, delivery and performance of this Agreement, the Conveyance Documents or the Related Agreements by Buyer will not result in a breach or violation of, or constitute a default under, Buyer's Certificate of Incorporation, Bylaws or any agreement to which Buyer is a party or by which Buyer is bound or to which any of Buyer's property is subject and, to Buyer's knowledge, will not violate any statute, judgment, order, rule or regulation in effect at the Closing Dated of any court or federal, state or other regulatory authority or governmental body having jurisdiction over Buyer. The Buyer is not a party to, subject to or bound by any agreement or judgment, order, writ, injunction or decree of any court or federal, state or other regulatory or governmental body that prevents or impairs the consummation of the transactions contemplated by this Agreement, the Conveyance Documents or the Related Documents or the rights of the Seller hereunder and thereunder.

        4.4 Governmental Authorities. The Buyer is not required to submit any notice, report or other filing to any governmental or regulatory authority nor is any consent, approval or authorization of any governmental or regulatory authority required to be obtained in connection with the consummation of the transactions contemplated hereby.

        4.5 Disclosure; No Misstatements. Neither this Agreement nor to Buyer's knowledge any other document, certificate or written statement referenced in this Agreement, in connection herewith or therewith, contain any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading as of the date hereof or thereof.

        4.6 Brokers and Finders. Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        4.7 Buyer's Due Diligence. During Buyer's due diligence review of the Assets, Buyer acquired no actual knowledge that Seller's representations are materially untrue as of the date of this Agreement.


                                    ARTICLE 5
                               COVENANTS OF SELLER

        5.1 Conduct of Business. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Seller shall:

               (a) maintain in all material respects all of the Assets in good repair, order and condition except for ordinary wear and tear and damage by unavoidable casualty;

               (b) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by Seller or otherwise insuring the Assets;

               (c) perform in all material respects all obligations of Seller under leases, agreements, contracts and instruments relating to or affecting the Assets;

               (d) maintain the books of account and records of Seller in the usual, regular and ordinary manner;

               (e) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable the Assets;

               (f) not enter any employment agreement or commitment with any Employee or effect any increase in the compensation or benefits payable or to become payable to any Employee;

               (g) not create any encumbrance on the Assets; and

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               (h) not commit itself to do any of the actions described in clauses (a) through (g) above.

        5.2 Access to Information. Between the date hereof and the Closing Date, Seller will furnish Buyer and its representatives and advisers with such financial, tax and operating data and other information with respect to the Assets and the Assumed Liabilities as Buyer may from time to time reasonably request.

        5.3 Efforts to Consummate Transaction. Seller shall use reasonable best efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby.

        5.4 Notification of Certain Matters. Seller shall promptly notify Buyer from time to time prior to the Closing Date of any facts which make any of Seller's representations or warranties made herein or in any Exhibit or Schedule hereto materially false or misleading or that are necessary in order to make such representations or warranties not materially false or misleading.


                                    ARTICLE 6

                               COVENANTS OF BUYER

        6.1 Actions and Consents. Buyer shall cooperate with Seller and provide such assistance as Seller may reasonably request, in connection with Seller's efforts to obtain all consents, approvals and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or required in order to effectuate the transactions contemplated hereby.

        6.2 Continued Assistance. At all times from and after the Closing Date, Buyer shall cooperate with Seller and provide such assistance as Seller may reasonably request, at Seller's expense, in connection with the defense or prosecution of any claims, actions, suits or investigations related to Seller's conduct concerning the Assets prior to the Closing Date.

        6.3 Notification of Certain Matters. Buyer shall promptly notify Seller from time to time prior to the Closing Date of any facts which, to the knowledge of Buyer, make any of Buyer's representations or warranties made herein materially false or misleading or that are necessary in order to make such representations or warranties not materially false or misleading.

        6.4 Efforts to Consummate Transaction. Buyer shall use reasonable best efforts to take or cause to be taken all actions required to consummate the transactions contemplated hereby.

        6.5 Assumed Liabilities. Pursuant to Section 1.4, Buyer shall assume, satisfy and perform when due all Assumed Liabilities.

        6.6 Offer of At-Will Employment. Buyer shall offer employment, on an at-will basis to each of the Employees to commence on the day immediately following the Closing Date. Buyer shall provide any Employees that accept its offer of employment with substantially similar terms of employment as those currently provided by Seller. Buyer agrees that for a period of at least three
(3) months following the Closing Date not to cause any of the Employees that accept its offer of employment to be relocated outside of Irvine, California. Buyer further agrees not to terminate any of the Employees who accept its offer of employment, other than for cause, during the three (3) month period following the Closing Date. Nothing contained in this Section 6.6 shall confer upon any Employee the right to continue in the service of Buyer for any period of specific duration or interfere with or otherwise restrict in any way the rights of Buyer to terminate any such Employee's service at any time for any reason, with or without cause.

        6.7 Physical Assets. From the Closing Date through the end of the Adjustment Period, except as consented to by Seller in writing, Buyer shall (a) maintain in all material respects all of the Physical Assets in its position in good repair, order and condition, except for ordinary wear and tear; (b) obtain and keep in full force and effect casualty insurance for the Physical Assets in its possession; and (c) not create any lien or encumbrance on the Physical Assets except for liens or encumbrances granted to Avery.


                                    ARTICLE 7
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

        The obligations of Buyer under this Agreement to be performed on or before the Closing Date are subject to the satisfaction of the following conditions precedent, except to the extent that Buyer shall have waived such satisfaction in writing:

        7.1 Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

        7.2 No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof. No litigation or governmental investigation or proceeding seeking to enjoin or challenging, or seeking damages or relief in connection with, the transactions contemplated by this Agreement shall be pending, which in Buyer's reasonable judgment (with advice of counsel), makes it inadvisable to proceed with the transactions contemplated by this Agreement.

        7.3 Performance. Seller shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Seller on or before the Closing Date. Buyer shall have received a certificate from the Secretary of Corsair (the "Corsair Certificate") and the Secretary of Subscriber (the "Subscriber Certificate") dated as of the Closing Date and certifying to the fulfillment of the foregoing conditions in a form reasonably acceptable to Buyer and its counsel.

        7.4 Approval. This Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been approved by Subscriber's Board of Directors, Corsair's Board of Directors (where appropriate), and by Buyer's Board of Directors.

        7.5 Governmental Approvals. As of the Closing, all authorizations, approvals or permits of or filings with any governmental authority that were required by law prior to and in connection with the transfer of the Assets or the transactions contemplated by this Agreement or the Related Documents shall have been duly obtained or made and shall be effective as of the Closing.


                                    ARTICLE 8
                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLer


        The obligations of Seller under this Agreement to be performed on or before the Closing Date are subject to the satisfaction of each of the following conditions precedent, except to the extent that Seller shall have waived in writing such satisfaction.

        8.1 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

        8.2 No Injunction. No injunction or restraining order shall be in effect which forbids or enjoins the consummation of the transactions contemplated by this Agreement and no federal, state, local or foreign statute, rule or regulation shall have been enacted which prohibits, restricts or delays the consummation hereof. No litigation or governmental investigation or proceeding seeking to enjoin or challenging, or seeking damages or relief in connection with, the transactions contemplated by this Agreement shall be pending, which in Seller's or Corsair's reasonable judgment (with advice of counsel), makes it inadvisable to proceed with the transactions contemplated by this Agreement.

        8.3 Performance. Buyer shall have performed and complied with all agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer on or before the Closing Date. Seller shall have received a certificate of the Secretary of Buyer (the "Buyer Certificate") dated as of the Closing Date and certifying to the fulfillment of the foregoing, in a form reasonably acceptable to the Seller.

        8.4 Approval. This Agreement and the Related Documents and the transactions contemplated hereby and thereby shall have been approved by Seller's Board of Directors, Corsair's Board of Directors and Buyer's Board of Directors.

        8.5 Governmental Approvals. As of the Closing, all authorizations, approvals or permits of or filings with any governmental authority that were required by law prior to and in connection with the transfer of the Assets or the transactions contemplated by this Agreement or the Related Documents shall have been duly obtained or made and shall be effective as of the Closing.


                                    ARTICLE 9
                       INDEMNITY; LIMITATION OF LIABILITY


        9.1 Grant of Indemnity.

        (a) Indemnification by Subscriber and Corsair. As an inducement to Buyer to enter into this Agreement, the Conveyance Documents and the Related Documents, and acknowledging that Buyer is relying on the indemnification provided in this Section 9.1(a) in entering into this Agreement, the Conveyance Documents and the Related Documents, Subscriber and Corsair agree, jointly and severally, to indemnify, defend and hold harmless Buyer and its affiliates, parent corporation and subsidiaries, and their respective employees, officers, directors, representatives, agents, successors and assigns (collectively, "Buyer Affiliates"), from and against any claims, losses, liability, obligations, lawsuits, judgments, settlements, governmental investigations, deficiencies, damages, costs or expenses of whatever nature, whether known or unknown, accrued, absolute, contingent or otherwise including, without limitation, interest, penalties, attorneys' fees, costs of investigation and all amounts paid in defense or settlement of the foregoing, reduced by and to the extent of any insurance proceeds received with respect to any of the foregoing (collectively "Claims and Losses"), suffered or incurred by Buyer or Buyer Affiliates in connection with or relating to (i) a breach of any obligation, representation, warranty, covenant or agreement of Subscriber or Corsair in this Agreement, the Conveyance Documents or any Related Document, (ii) any item set forth in the Disclosure Schedule in respect of the representation and warranty contained in Section 3.6 and Claims or Losses arising as a result of Seller's termination of any Contract effective on or before the Closing Date, (iii) costs and expenses (including reasonable attorneys' fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to the foregoing (collectively, "Buyer's Damages").

        (b) Indemnification by Buyer. As an inducement to Seller to enter into this Agreement, the Conveyance Documents and the Related Documents, and acknowledging that Seller is relying on the indemnification provided in this
Section 9.1(b) in entering into this Agreement, the Conveyance Documents and the Related Documents, Buyer agrees to indemnify, defend and hold harmless Seller, and their respective affiliates, agents, successors and assigns (collectively, "Seller Affiliates"), from and against any Claims and Losses, except for matters which are the subject of indemnification pursuant to Section 9.1(a), or except as a result of the expiration of Seller's representations and warranties hereunder would have been matters subject to indemnification pursuant to Section 9.1(a), suffered or incurred by Seller or Seller Affiliates as a result of or in connection with or relating to (i) the Assumed Liabilities; (ii) the Contracts,
(iii) a breach of any obligation, representation, warranty, covenant or agreement of Buyer in this Agreement, the Conveyance Documents or any Related Document and (iv) costs and expenses (including reasonable attorneys' fees) incurred by Seller or Corsair in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing (collectively, "Seller's Damages").

        9.2 Representation, Cooperation and Settlement.

        (a) Each party agrees to give prompt notice to the other of any claim against the other which might give rise to a claim based on the indemnity contained in Sections 9.1(a) and 9.1(b), stating the nature and basis of the claim and the amount thereof.

        (b) In the event any claims, action, suit or proceeding is brought against a party (the "Indemnified Party") with respect to which the other party (the "Indemnifying Party") may have liability under the indemnity contained in Sections 9.1(a) and 9.1(b) hereof, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within thirty (30) days after notice thereof shall have been given by the Indemnified Party, shall be deemed a waiver of any such election. If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps reasonably necessary in the defense or settlement of such claim or litigation resulting therefrom, including the retention of competent counsel satisfactory to the Indemnified Party, and holding the Indemnified Party harmless from and against any and all damage resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom. The Indemnifying Party shall not, in the defense of such claim or litigation, consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party nor enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

        (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate. The Indemnifying Party shall, in accordance with the provisions hereof, promptly reimburse the Indemnified Party for the amount of any settlement reasonably entered into by the Indemnified Party and for all damage incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

        9.3 Interest. In the case of payments to third parties (including federal, state, local or other tax authorities) which are indemnifiable hereunder, the amount of the indemnifying party's liability under this Article 9 with respect thereto shall include interest on the amount of such payment from the effective date of the indemnified party's notice of such payment to the indemnifying party or the date on which such payment is made (whichever is later) through the date on which the indemnified party shall have been indemnified therefor, at a simple rate of interest equal to eight percent (8%) per annum; provided, in no event shall such rate exceed the maximum rate permitted by law.

        9.4 Survival of Representations and Warranties. The representations, warranties and covenants of Corsair and Subscriber contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing hereunder and thereafter shall continue to survive in full force and effect for a period of nine (9) months after the Closing Date. The representations, warranties and covenants of Buyer contained in or made pursuant to this Agreement or any certificate, document or instrument delivered pursuant to or in connection with this Agreement and the transactions contemplated hereby shall survive the execution and delivery of this Agreement for a period of nine (9) months after the Closing Date; provided, however, that notwithstanding the foregoing, buyers covenant under Section 6.5 hereof shall survive the execution and delivery of this Agreement for a period of four (4) years after the Closing Date. Notwithstanding any provision herein to the contrary, the representations, warranties, and covenants of Seller and Buyer shall survive the Closing Date if any of the same were based upon or included any material willful misrepresentation or fraud. Neither party hereto shall be obligated to indemnify the other pursuant to this Article 9 with respect to any claim, except to the extent notified of such claim prior to the expiration of its representations, warranties and covenants.

        9.5 Limitation of Liability THE EXPRESS WARRANTIES CONTAINED IN THIS AGREEMENT ARE THE ONLY WARRANTIES MADE BY SELLER WITH RESPECT TO THE ASSETS AND THE ASSUMED LIABILITIES BEING ACQUIRED BY BUYER PURSUANT TO THIS AGREEMENT. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER MAKES AND BUYER RECEIVES NO OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. EXCEPT IN THE CASE OF SETTLEMENTS OR JUDGMENTS ARISING OUT OF THIRD PARTY CUSTOMER CONTRACT CLAIMS INDEMNIFIED BY SUBSCRIBER AND CORSAIR UNDER THE PROVISIONS OF SECTION 9.1(a), IN NO EVENT WILL SELLER BE LIABLE TO BUYER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING WITHOUT LIMITATION, ANY DAMAGES ARISING FROM THE LOSS OF BUSINESS, DATA, PROFITS OR GOODWILL) INCURRED OR SUFFERED BY BUYER WITH RESPECT TO THE PERFORMANCE OF THIS AGREEMENT OR THE USE, OPERATION, DEFECT OR FAILURE OF THE ASSETS, OR FOR ANY OTHER REASON, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.


                                   ARTICLE 10
                                     CLOSING

        10.1 Closing. The closing (the "Closing") shall be consummated at the offices of Arter & Hadden LLP, Five Park Plaza, Suite 1000, Irvine, California, at 10 a.m. (Pacific Time) on February 3, 1999. The date of such Closing is herein referred to as the "Closing Date." At the Closing, the parties to this Agreement will exchange funds, documents, agreements, certificates, and other instruments and documents so as to cause the terms and conditions of this Agreement to be satisfied. All documents and instruments delivered at Closing pursuant to this Article 8 shall be dated and shall be effective for all purposes as of the Closing Date.

        10.2 Buyer Deliveries. At the Closing, Buyer shall have delivered, or caused to be delivered, to Seller the following documents: (a) the Conveyance Documents; (b) any and all Related Documents; (c) the Sublease; (d) the Cross-Services Agreement; (e) the Buyer Certificate; and (f) such other documents of transfer, conveyance and assignment in form effective to transfer all of the Assets to the Buyer.

        10.3 Seller Deliveries. At the Closing, Seller shall have delivered, or caused to be delivered, to Buyer the following documents: (a) the Conveyance Documents; (b) any and all Related Documents; (c) the Sublease; (d) the Cross-Services Agreement; (e) the Corsair Certificate; (f) the Subscriber Certificate; and (g) such other documents of transfer, conveyance and assignment in form effective to transfer all of the Assets to the Buyer.


                                   ARTICLE 11
                                 AVERY GUARANTEE

        11.1 Guaranty. Avery hereby unconditionally and irrevocably guarantees to the Seller the payment and performance by Buyer of all of its obligations and duties as set forth in this Agreement and the Related Agreements, including without limitation it obligations under the Sublease, the Note and the Security Agreement, and its obligation to indemnify Seller in accordance with the provisions of Article 9 of this Agreement. Avery acknowledges and agrees that, with respect to all obligations to pay money, such guaranty shall be a guaranty of payment and not of collection. Avery agrees that Corsair shall be entitled to enforce all of the terms of this Agreement against Avery as if Avery were the Buyer defined hereunder, and that Corsair, in its sole discretion, may proceed directly against Avery to exercise any right or remedy that it may have under this Agreement against Buyer, without pursuing or exhausting its rights or remedies against Buyer. Avery hereby waives any right, whether legal or equitable, statutory or non-statutory, to require Seller to proceed against or take any action against or pursue any remedy with respect to Buyer or any other person or make presentment or demand for performance or give any notice of nonperformance before Seller may enforce rights against Avery hereunder and, to the fullest extent permitted by law, any other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or which may conflict with the terms of this
Section 11.1. The unconditional obligation of Avery hereunder will not be affected, impaired or released by any extension, waiver, amendment or thing whatsoever which would release a guarantor or surety (other than performance). Avery further represents and agrees that this Section 11.1 is both a present and continuing guaranty and that this guaranty shall be binding upon Avery and its successors and assigns and shall inure to and shall be enforceable by Seller and its successors, transferees and assigns.


                                   ARTICLE 12
                            MISCELLANEOUS PROVISIONS

        12.1 Termination.

               (a) Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                      (i) by mutual written consent of Seller and Buyer; or

                      (ii) by Seller or Buyer if for any reason the Closing shall not have occurred on or before February 3, 1999.

               (b) If any party terminates this Agreement pursuant to this
Section 12.1, all obligations of the parties hereto shall terminate without further liability of any party to any other except for (i) any liability of any party for the breach of this Agreement as of the date of such termination or
(ii) any liability of any party for the breach of the confidentiality provisions of Section 12.2 below.

        12.2 Confidentiality. In connection with the negotiation of this Agreement and the preparation for the consummation of the transactions contemplated hereby, each party will have access to confidential information relating to the other party or parties. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except in connection with the transactions contemplated hereby, and in the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other party or parties all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing his or its employees who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter, disclosed through no act or omission of such party, in any manner making it available to the general public. Each party shall use all reasonable steps to safeguard such information.

        12.3 Publicity. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Seller and Buyer, which consent will not be unreasonably withheld, except as required by law.

        12.4 Further Assurances. From time to time after the Closing, Seller will execute and deliver, or cause its affiliates to execute and deliver, to Buyer such instruments of sale, transfer, conveyance, assignment and delivery, and such consents, assurances, powers of attorney and other instruments as may be reasonably requested by Buyer or its counsel in order to vest in Buyer all right, title and interest of Seller in and to the Assets, and otherwise in order to carry out the purpose and intent of this Agreement.

        12.5 Successors and Assigns. This Agreement may not be assigned by a party without the prior written consent of the parties hereto, which consent shall not be unreasonably withheld or delayed. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns, heirs, legatees, executors and administrators of the parties.

        12.6 Governing Law; Jurisdiction and Venue; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. Except for the arbitration provisions of Section 2.2, the parties agree that any dispute regarding the interpretation or validity of this Agreement shall be subject to the exclusive jurisdiction of the state and federal courts in and for Irvine/Orange County, California, and each party hereby agrees to submit to the personal and exclusive jurisdiction and venue of such courts. If any term, covenant or condition of this Agreement is held to be to any extent invalid, void, or otherwise unenforceable by any court or arbitrator, the remainder of this Agreement shall not be affected thereby and each term, covenant and condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

        12.7 Entire Agreement; Modification and Waiver. This Agreement, the Conveyance Documents and the Related Agreements together with the Exhibits and Schedules referred to herein and therein, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings. All Exhibits and Schedules attached hereto are incorporated herein by this reference. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all parties hereto. No covenant, term or condition or the breach thereof shall be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver of breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition. The failure of any party to insist upon strict performance of any covenant, term or condition hereunder shall not constitute a waiver of such party's right to demand strict compliance therewith in the future.

        12.8 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

               If to Seller        Corsair Communications, Inc.
               and/or Corsair:     3408 Hillview Avenue
                                   Palo Alto, California 94304
                                   Fax: (650) 493-1426
                                   Attention: Chief Financial
                                   Officer

               With copies to:     Brobeck, Phleger & Harrison LLP
                                   550 West C Street, Suite 1300
                                   San Diego, CA 92101
                                   Facsimile: (619) 234-3848
                                   Attention: John Denniston, Esq.

               If to Buyer:        Wireless Billing Systems
                                   1500 Quail Street, Suite 700
                                   Newport Beach, CA 92660
                                   Fax:______________________________
                                   Attention: President

               With copies to:     Arter & Hadden LLP
                                   Five Park Plaza, Suite 1000
                                   Irvine, CA 92614-8528
                                   Fax: (949) 833-9604
                                   Attention: Stephen H. LaCount, Esq.

               If to Avery:        Avery Communications, Inc.
                                   190 South LaSalle Street, Suite 1700
                                   Chicago, IL 60603
                                   Fax:(312) 419-0172
                                   Attention: President

               With copies to:     Winstead Sechrest & Minick P.C.
                                   5400 Renaissance Tower
                                   1201 Elm Street
                                   Dallas, TX 75270-2199

                                   Fax: (214) 745-5390
                                   Attention: Bruce A. Cheatham, Esq.


All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 12.8, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 12.8, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 12.8, be deemed given five (5) days after deposit in the United States mail (in each case regardless of whether such notice, request or other communication is received by any other party to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change his or its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

        12.9 Payment of Fees and Expenses. Each party to this Agreement shall be responsible for, and shall pay, all of its own legal, accounting and other transactional fees and expenses incurred in the negotiation and preparation of this Agreement, the Conveyance Documents and the Related Documents and the transactions contemplated herein and therein. Without limiting the generality of the foregoing, Seller shall pay all applicable sales, use, transfer and documentary taxes arising out of the purchase and sale of the Assets. The parties agree to cooperate to minimize the taxes arising from the transactions contemplated by this Agreement.

        12.10 Non-Solicitation. For a period of eighteen (18) months after the Closing Date, neither Buyer nor Seller shall, without first obtaining the written consent of the other party, solicit or offer employment to any employee or consultant of the other party, except that Buyer may hire the Employees pursuant to the terms of this Agreement.

        12.11 Drafting Party. The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

        12.12 Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original and all of which shall constitute a single agreement binding on all parties.


                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



BUYER:                                 WIRELESS BILLING SYSTEMS,
                                       a California corporation


                                       By: /s/ John Faltus
                                           -------------------------------------
                                           John Faltus, President


SUBSCRIBER:                            SUBSCRIBER COMPUTING, INC.,
                                       a Delaware corporation


                                       By: /s/ John F. Scott
                                           -------------------------------------
                                           John F. Scott, Vice President


CORSAIR:                               CORSAIR COMMUNICATIONS, INC.,
                                       a Delaware corporation


                                       By: /s/ John F. Scott
                                           -------------------------------------
                                           Vice President, Strategy and Business
                                           Development


AVERY:                                 AVERY COMMUNICATIONS, INC.,
                                       a Delaware corporation


                                       By: /s/ Scot M. McCormick
                                           -------------------------------------
                                           Scot M. McCormick, Vice President





                  [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

Schedule A - List of Software

Schedule B - List of Intellectual Property

Schedule C - Corsair and Subscriber Agreements

Schedule D - Physical Assets

Schedule E - Employee List

Schedule F - Restricted Contracts

Schedule G - Balance Sheet dated November 30, 1998

Schedule H - Corsair and Subscriber Disclosure Schedule

Exhibit A - Bill of Sale

Exhibit B - Assignment and Assumption Agreement

Exhibit C - Assignment of Patents

Exhibit D - Trademark Assignment-Fraudwatch

Exhibit E - Copyright Assignment

Exhibit F - Sublease

Exhibit G - Cross-Services Agreement

Exhibit H - Secured Promissory Note

Exhibit I - Security Agreement



The Corporation agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

                                   SCHEDULE A

                                LIST OF SOFTWARE


     Name of Program                                         Operating System(s)

1.   CRM Billing System                                      DOS and UNIX

2    BudgetWatch                                             DOS

3.   CreditWatch                                             DOS

4.   FraudWatch (not including FraudWatch PRO)               DOS

5.   Prepay System                                           DOS

6.   Rapid Rent                                              DOS